Exhibit 99.1

ARMOUR RESIDENTIAL REIT, INC. ANNOUNCES PUBLIC OFFERING OF 40,000,000 SHARES OF COMMON STOCK

VERO BEACH, Fla. – July 9, 2012 – ARMOUR Residential REIT, Inc. (NYSE: ARR) (NYSE Amex: ARR.WS) (“ARMOUR” or the “Company”) announced today that it is commencing an underwritten public offering of 40,000,000 shares of common stock.  ARMOUR expects to grant the underwriters a 30-day option to purchase up to 6,000,000 additional shares of common stock.

Deutsche Bank Securities, BofA Merrill Lynch and Citigroup are lead joint book-running managers of the offering and Barclays and Credit Suisse are joint book-running managers.

The Company intends to use the net proceeds of the offering to acquire additional agency securities as market conditions warrant and for general corporate purposes.

A well-known seasoned issuer registration statement relating to the offered securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective automatically upon filing. The offering is being made only by means of a prospectus supplement and accompanying base prospectus. Copies of the preliminary prospectus supplement and the related prospectus for the proposed offering may be obtained by contacting:
Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, Telephone: (800) 503-4611, or by emailing prospectus.cpdg@db.com; BofA Merrill Lynch, Attn: Prospectus Department, 222 Broadway, 7th Floor, New York, NY 10038, or by emailing dg.prospectus_requests@baml.com; Citigroup, Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, Telephone: (800) 831-9146, or by emailing batprospectusdept@citi.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Telephone: (888) 603-5847, or by emailing barclaysprospectus@broadridge.com; Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY, 10010, Telephone: (800) 221-1037, or by emailing newyork.prospectus@credit-suisse.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

ARMOUR Residential REIT, Inc.

ARMOUR is a Maryland corporation that invests primarily in hybrid adjustable rate, adjustable rate and fixed rate residential mortgage-backed securities (“RMBS”) issued or guaranteed by U.S. Government-chartered entities. ARMOUR is externally managed and advised by
ARMOUR Residential Management LLC (“ARRM”). ARMOUR Residential REIT, Inc. has elected to be taxed as a real estate investment trust (“REIT”) for U.S. Federal income tax purposes, commencing with ARMOUR's taxable year ended December 31, 2009.

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ARMOUR Residential REIT, Inc. Announces Public Offering of 40,000,000 Shares of Common Stock

July 9, 2012

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Investor Contact:

Jeffrey Zimmer
Co-Chief Executive Officer, Chief Financial Officer, President and Co-Vice Chairman
ARMOUR Residential REIT, Inc.
(772) 617-4340